Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES UP TO $200,000,000

SHARE REPURCHASE PROGRAM

DALLAS, TEXAS, July 19, 2010…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that its Board of Directors has authorized a share repurchase program that enables EXCO to purchase up to $200,000,000 of its common stock. Any repurchases would be made in the open market, in privately negotiated transactions or in structured share repurchase programs, and may be made from time to time or in one or more larger repurchases. The program will be conducted in compliance with the Securities and Exchange Commission’s Rule 10b-18 and applicable legal requirements and shall be subject to market conditions and other factors.

The program does not obligate EXCO to acquire any common stock, or any particular amount of common stock, and the program may be modified or suspended at any time at EXCO’s discretion. The repurchases would be funded from available cash or borrowings under existing debt facilities.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission filings and press releases can be found under the Investor Relations tab.

This press release contains certain forward-looking statements, including statements regarding the timing and manner of share repurchases and the sources of funds for the repurchase program. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to be materially different from expectations, including, without limitation: general economic conditions, regulatory changes, fluctuations in EXCO’s stock price, and EXCO’s financial performance. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.